Exhibit 99.1

3PEA Reports Third Quarter 2017 Financial Results

HENDERSON, Nev.--(BUSINESS WIRE)-- 3PEA International, Inc. (“3PEA” or the “Company) (OTCQB:TPNL), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, reported financial results for the third quarter ended September 30, 2017.

Q3 2017 Highlights

•	Third quarter 2017 revenue increased 42% to $4.0 million compared to $2.8 million in the same year ago quarter. Revenue for the nine months ended September 30, 2017 increased 44% to $10.6 million from $7.3 million for the same period last year.

•	Gross profit for the three months ended September 30, 2017 increased to $1.86 million compared to $1.30 million in the same year ago quarter. Gross profit for the nine months ended September 30, 2017 increased to $4.78 million from $3.30 million for the same period last year.

•	Net income for the three months ended September 30, 2017 was $500,168, or $.01 per share, compared to net income of $480,429 or $.01 per share in the same year ago quarter. Net income for the nine months ended September 30, 2017 was $1,254,004 or $0.03 per share compared to $898,040 or $0.02 per share in the same year ago period.

•	Surpassed 1,390,000 PaySign Cardholders participating in 175 card programs as of September 30, 2017, up from approximately 1,000,000 cardholders participating in 120 programs for the period ended December 31, 2016.

Management Commentary

“We are pleased with our third quarter results, as we continue to experience accelerated growth,” said Mark Newcomer, Chief Executive Officer, 3PEA International. “In the first nine months of 2017 we successfully launched a record number of new card programs for both new and existing clients. Our pipeline continues to remains strong, and we look forward to continued top and bottom line growth in the remainder of 2017 as we continue to develop innovative payment solutions for corporate, government and consumer markets.”

“The increase in revenue in the third quarter and nine month period was primarily a result of growth in our cardholder base throughout our prepaid programs,” said Brian Polan, Chief Financial Officer, 3PEA International. “We expect our revenue growth to accelerate for the remainder of 2017, as we launched a record number of programs this year, reflecting an increase in card programs of more than 65 percent, year over year. Although gross margins remained unchanged year over year, third quarter gross margins were negatively impacted by costs associated with launching new card programs. The company expects gross margins to improve in 2018, as the newly launched programs mature.”

Three Months Ended September 30, 2017

Revenues for the three months ended September 30, 2017 were $4,001,991, an increase of $1,189,455 compared to the same period in the prior year, when revenues were $2,812,536. The increase in revenue is due to growth of our cardholder base. As of September 30, 2017, we managed 175 card programs with over 1,390,000 participating card holders. Revenues were slightly impacted by diminished card usage in areas affected by hurricanes in Texas and Florida. The company expects revenues to continue to trend upwards in the long term.

Gross profit for the three months ended September 30, 2017 was $1,856,370, or 46% of revenue, an increase of $566,292 compared to the same period in the prior year, when gross profit was $1,290,078, or 46% of revenue.

Selling, general and administrative expenses for the three months ended September 30, 2017 were $1,104,280, an increase of $443,724 compared to the same period in the prior year, when selling, general and administrative expenses were $660,556. The increase in selling, general and administrative expenses is primarily due to the expenses required to implement and service the additional card programs launching in the second half of 2017.

Our net income for the three months ended September 30, 2017 was $500,168, or $0.01 per share, an increase of $19,739 compared to the same period in the prior year, when we recorded net income of $480,429, or $0.01 per share. The increase in our net income is attributable to the aforementioned factors.

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Nine Months Ended September 30, 2017

Revenues for the nine months ended September 30, 2017 were $10,621,055, an increase of $3,251,515 compared to the same period in the prior year, when revenues were $7,369,540. The increase in revenue is primarily due to the expansion of our cardholder base throughout our prepaid card programs.

Gross profit for the nine months ended September 30, 2017 was $4,786,346, or 45% of revenue, an increase of $1,478,868 compared to the same period in the prior year, when gross profit was $3,307,478, or 45% of revenue.

Selling, general and administrative expenses for the nine months ended September 30, 2017 were $2,847,955, an increase of $793,604 compared to the same period in the prior year, when selling, general and administrative expenses were $2,054,351.

Net income for the nine months ended September 30, 2017 was $1,254,004, or $0.03 per share, an increase of $355,956 compared to the same period in the prior year, when we recorded net income of $898,048 or $0.02 per share. The increase in our net income is attributable to the aforementioned factors.

Shareholder Update

The Company’s revenues continue to grow at an accelerated rate when compared to 2016. The Company expects growth to continue at comparable rates for the foreseeable future. To date, the Company has added a record 82 card programs to its portfolio. Currently the Company has over 1,500,000 PaySign Cardholders participating in 202 card programs.

In the third quarter of 2017, the Company became a Principal Member of the National Branded Prepaid Card Association (“NBPCA”), and our newly appointed Chief Operating Officer, Joan Herman, represents 3PEA on The NBPCA’s Board of Directors and serves as its Treasurer.

For 2018, the company will be focused on increasing gross margins, entering new markets while increasing market share in existing verticals, and offering new products and services to its existing cardholders.

Financial Guidance

Based on the Company’s current estimates, the Company reiterates its revenue guidance of $15.0 million to $15.5 million in 2017 as compared to revenue of $10.4 million in 2016. This represents an annual increase of 44% to 49% when compared to 2016 revenue levels.

About 3PEA International

3PEA International (OTCQB:TPNL) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has managed millions of prepaid debit cards in its portfolio. Through its PaySign brand, 3PEA conceptualizes, develops and manages payment solutions, prepaid card programs, and customized payment services. 3PEA’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA’s customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA’s customers include healthcare companies, major pharmaceutical companies, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc. in the United States and other countries. For more information visit us at www.3pea.com or follow us on LinkedIn, Twitter and Facebook.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

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CONSOLIDATED BALANCE SHEETS

September 30, 2017 AND DECEMBER 31, 2016

(UNAUDITED)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets
Cash	$1,916,736	$1,631,943
Cash restricted	12,498,529	10,002,505
Accounts receivable	183,521	110,269
Prepaid Expenses and other assets	521,895	270,634
Total current assets	15,120,681	12,015,351

Fixed assets, net	852,136	300,761

Intangible and other assets
Deposits	5,551	5,551
Intangible assets, net	1,524,063	1,550,044

Total assets	$17,502,431	$13,871,707

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$806,454	$765,596
Customer card funding	12,498,529	10,002,505
Legal settlement payable - current portion	–	254,900
Stocks payable	–	–
Notes payable	–	124,168
Total current liabilities	13,304,983	11,147,169

Long-term liabilities
Notes Payable	–	27,892
Total long-term liabilities	–	27,892

Total liabilities	13,304,983	11,175,061

Stockholders' equity
Common stock: $0.001 par value; 150,000,000 shares authorized, 43,660,765 and 43,185,765 issued and outstanding at September 30, 2017 and December 31, 2016	43,661	43,186
Additional paid-in capital	7,085,324	6,797,759
Treasury stock at cost, 303,450 shares	(150,000)	(150,000)
Accumulated deficit	(2,545,609)	(3,799,613)
Total 3PEA International, Inc.'s stockholders' equity	4,433,376	2,891,332
Noncontrolling interest	(235,928)	(194,686)
Total stockholders' equity	4,197,448	2,696,646
Total liabilities and stockholders' equity	$17,502,431	$13,871,707

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3PEA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(UNAUDITED)

	For the three months ended September 30,		For the nine months ended September 30,
	2017	2016	2017	2016

Revenues	$4,001,991	$2,812,536	$10,621,055	$7,369,540

Cost of revenues	2,145,621	1,522,458	5,834,709	4,062,062

Gross profit	1,856,370	1,290,078	4,786,346	3,307,478

Operating expenses
Depreciation and amortization	276,533	149,342	725,401	406,328
Selling, general and administrative	1,104,280	660,556	2,847,955	2,054,351

Total operating expenses	1,380,813	809,898	3,573,356	2,460,679

Income from operations	475,557	480,180	1,212,990	846,799

Other income (expense)
Gain on debt extinguishment	–	–	–	–
Other income	14,398	4,986	40,395	10,900
Legal settlement	–	–	–	–
Interest expense	–	(20,483)	(31,623)	(58,748)
Total other income (expense)	14,398	(15,497)	8,772	(47,848)

Income before provision for income taxes and noncontrolling interest	489,955	464,683	1,221,762	798,951

Provision for income taxes	3,000	–	9,000	–

Net income before noncontrolling interest	486,955	464,683	1,221,762	798,951

Net loss attributable to the noncontrolling interest	13,213	15,746	41,242	99,097

Net income attributable to 3PEA International, Inc.	$500,168	$480,429	$1,254,004	$898,048

Net income per common share - basic	0.01	0.01	0.03	0.02

Net income per common share - fully diluted	0.01	0.01	0.03	0.02

Weighted average common shares outstanding - basic	43,474,895	42,948,265	43,308,750	42,844,570

Weighted average common shares outstanding - fully diluted	44,544,895	43,138,279	44,378,750	42,991,542

Contacts

3PEA International, Inc.

Brian Polan, 1-702-749-7234

Chief Financial Officer

bpolan@3pea.com

www.3pea.com

Source: 3PEA International, Inc.

View this news release online at:

http://www.businesswire.com/news/home/20171113006353/en

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